                            STOCK PURCHASE AGREEMENT


                                       BY
                                      AND
                                     AMONG



                       ACE DRUG MEDICAL EQUIPMENT, INC.,
                              A TEXAS CORPORATION

                                      AND

                    AMEDISYS DURABLE MEDICAL EQUIPMENT, INC.
                        D/B/A CARE MEDICAL AND MOBILITY
                            A LOUISIANA CORPORATION

                                      AND

                                 AMEDISYS, INC.
                               A DELAWARE COMPANY

                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made effective as of January 1, 1999, by and among ACE DRUG MEDICAL EQUIPMENT, INC., a Texas corporation, with its registered office at 800 West 34/th/ Street, Suite 100, Austin, Texas 78705 ("Ace"), AMEDISYS DURABLE MEDICAL EQUIPMENT, INC. D/B/A CARE MEDICAL AND MOBILITY, a Louisiana corporation with its registered office at 3029 South Sherwood Forest Boulevard, Suite 300, Baton Rouge, Louisiana 70816 (the "Company"), AMEDISYS, INC., a Delaware corporation having its principal place of business at 3029 South Sherwood Forest Boulevard, Suite 300, Baton Rouge, Louisiana 70816 (the "Stockholder"). Ace, the Company and the Stockholder are sometimes referred to collectively as the "Parties."

                                    RECITALS

     WHEREAS, Ace desires to purchase 100% of the issued and outstanding capital stock of the Company ("Company Stock") from the Stockholder as hereinafter provided and the Stockholder desires to effect such purchase; and

    NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

     1.01. Closing: The consummation of the transactions contemplated by this Agreement.

     1.02 Default: The failure of either of the Parties to perform any of their respective obligations hereunder.

     1.03 Excluded Liabilities: Those liabilities of Company, notwithstanding this Agreement, which shall not be assumed by Ace, as set forth on Schedule 3.20.

     1.04.  GAAP:  Generally accepted accounting principles.

     1.05. Health Care Laws: All federal, state and local laws, regulations and ordinances related to the business of the Company including but not limited to Medicaid, Medicare and regulations of the Health Care Finance Administration.

     1.06. Knowledge: means actual knowledge which Company or Stockholder has or should have, after reasonable investigation.

     1.07. Material Adverse Effect: Any change in the financial condition or operation of the business that would materially affect the Company's business adversely, including, but not limited to, material changes to management, business conditions, or financial condition.

     1.08. Operating Licenses: Licenses, permits and registrations issued by the appropriate state and federal agencies, which are necessary to the operation of the Company's business.

     1.09. Prime. The prime interest rate as designated daily by The Wall Street Journal.

     2. Terms of Stock Purchase. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

     2.01. Transfer. The Stockholder shall assign, transfer and convey at the Closing the Company Stock, representing 100% of the issued and outstanding capital stock of the Company, to Ace. The Stockholder shall deliver at Closing a Stock Power in the form attached hereto as Schedule 2.01.

     2.02. Consideration. Ace shall pay Stockholder SIX HUNDRED SEVENTY TWO THOUSAND THREE HUNDRED EIGHTY FIVE AND 80/100 ($672,385.80) DOLLARS, to be paid as follows:

     (i) The total sum of ONE HUNDRED THOUSAND AND NO/100 ($100,000.00) DOLLARS, cash in hand, at Closing; and

     (ii) Ace will deliver and execute a promissory note ("Long Term Note"), the form of which is attached hereto as Schedule 2.02(ii), payable to the order of Amedisys, Inc., for the principal amount of FOUR HUNDRED EIGHTEEN THOUSAND THREE HUNDRED EIGHTEEN AND 80/100 ($418,318.80) DOLLARS. The Long Term Note shall bear interest from the date of the Closing until paid on the unpaid principal balance at a per annum interest rate equal to the Prime plus two percentage points, adjusted on an annual basis, and shall be payable, principal plus interest, in eight (8) equal quarterly installments. The Long Term Note shall be solidarily guaranteed by Terry Huckabee, in his individual capacity (the "Guarantor"), shall provide for acceleration of the entire principal balance in the event of default by Ace in the payment of any installment thereunder or under this Agreement and shall provide for the payment of the reasonable attorney fees incurred by Stockholder in the collection thereof. Ace shall be entitled, upon the mutual written consent of the Parties hereto, to an offset of payment due pursuant to the Long Term Note for any undisclosed debts, claims or liabilities incurred by Company prior to the Closing.

     (iii) Ace will deliver and execute a promissory note ("Short Term Note"), the form of which is attached hereto as Schedule 2.02(iii), payable to the order of Amedisys, Inc., for the principal amount of ONE HUNDRED FIFTY FOUR THOUSAND SIXTY SEVEN AND 64/100 ($154,067.64) DOLLARS. The Short Term Note shall bear interest from the date of the Closing until paid on the unpaid principal balance at a per annum interest rate equal to the Prime plus two percentage points, adjusted on an annual basis, and shall be payable, principal plus interest, in four (4) equal quarterly installments. The Short Term Note shall be solidarily guaranteed by Terry Huckabee, in his individual capacity (the "Guarantor"), shall provide for acceleration of the entire principal balance in the event of default by Ace in the payment of any installment thereunder or under this Agreement and shall provide for the payment of the reasonable attorney fees incurred by Stockholder in the collection thereof.

     2.03. The Company Stock referred to in Section 2.01. and the consideration to be paid by Ace referred to in Section 2.02. shall constitute all of the consideration to be paid in connection with the transactions contemplated by this Agreement.

     2.04.  The Closing.   The Closing of the transactions contemplated by
this Agreement shall be on or before January 31, 1999, at the Stockholder's offices, 3029 S. Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana, or at some other location mutually agreed upon by the Parties. The Closing shall be effective as of 12:01 A.M. January 1, 1999.

     3.     Representations and Warranties of the Company and the
Stockholder.   The Company and the Stockholder hereby agree, represent, and warrant to Ace, on the date of this Agreement and on the date of the Closing, as follows:

     3.01. Organization and Qualification. The Company does not own any interest in any other business enterprise or legal entity, except as disclosed in Schedule 3.01. Schedule 3.01 also correctly sets forth as to the Company its state of incorporation, principal place of business, and jurisdictions in which it is qualified to do business. The Company is a Louisiana corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to conduct its business and is not in breach of, or in default with respect to, any term of its Certificate of Incorporation, Bylaws or other organizational documents, except where such breach would not have a Material Adverse Effect. The Company has obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged and the business in which it contemplates engaging, except where the failure to do so would not
have a Material Adverse Effect.   The  Company is duly qualified to transact the
business in which it is engaged in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

     3.02. Capitalization. The Stockholder owns 1,000 shares of the Company Common Stock, which constitutes all of the outstanding capital stock of Company. The Company Stock is not owned or held in violation of any preemptive right of any other person or entity, is validly authorized, validly issued, fully paid and non-assessable, and is owned of record and beneficially by the Stockholder. The shares of Company Stock held by the Stockholder are free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any shares of capital stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company. As of the Closing, Company has not been put on notice of any adverse claim of or to ownership in the capital stock of the Company.

     3.03.  Due Authorization; Third Party Consents.   The Company has the
right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as set forth on Schedule 3.03 to this Agreement, no approval or consent of any person other than the Company is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Company has been duly authorized by its board of directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Company, and is valid and enforceable against the Company in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and (iii) any court or administrative body may refuse to enforce the choice of law provision of Section 9.11 of this Agreement.

     3.04. Litigation. Except as set forth in Schedule 3.04, there is not any claim, suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation (formal or informal), pending or to the best of Company's or Stockholder's Knowledge threatened (or any basis therefor known to the Company or the Stockholder), with respect to the Company or the Stockholder (as it relates to the business of the Company), including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with the Company's business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against the Company or the Stockholder might reasonably be undertaken or brought. The Company and the Stockholder have informed Ace of, and upon request has furnished or made available to Ace copies of all relevant court papers and other documents relating to, the matters set forth in Schedule 3.04. Included in Schedule 3.04 is a list of all suits, actions, arbitrations, or other proceedings or investigations in which the Company has been involved during the five year period immediately preceding the Closing. The Company is not presently engaged in any legal action to recover monies due to the Company, for damages sustained by the Company, or amounts owed to the Company, except as set forth on Schedule 3.04.

     3.05. Employees. The Company does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or other Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Schedule 3.05. Schedule 3.05. contains a true and correct statement of the names, relationship with the Company, and present rates of compensation for employees of the Company.

     3.06. No Violation of Employee Contracts. No employee of the Company is in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or of the use of trade secrets or proprietary information of others. There is neither pending nor, to the Knowledge of the Company or the Stockholder, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence, except as listed in Schedule 3.06.

     3.07. Insurance. Schedule 3.07 sets forth an accurate and complete list and brief description of all policies of insurance or indemnity bonds held by the Company. The Company is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, could have a Material Adverse Effect on the business of the Company. All such policies and bonds are (i) in full force and effect, (ii) with insurance companies believed by the Company and the Stockholder to be financially sound and reputable, (iii) are sufficient for compliance by the Company with all requirements of law and of all agreements and instruments to which the Company is a party, (iv) provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.07, and (v) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.07 sets forth an accurate and complete list of all accident or other liability claims received by or known by the Company and the Stockholder for the three year period immediately preceding the Closing, as well as a description of the status of each such claim. Such claims are covered by one or more insurance policies set forth in Schedule 3.07. Ace reserves the rights to any insurance proceeds arising from any claim for insurance coverage made by the Company prior to Closing relating to any claim for loss of or damage to Company property.

     3.08. Contracts, Agreements and Instruments. Schedule 3.08 accurately and completely sets forth the information required to be contained therein. The Company has furnished to Ace:

          3.08.01. The Certificate of Incorporation, Bylaws and other organizational documents of the Company and all amendments thereto, as presently in effect, certified by the president of the Company;

          3.08.02. True and correct copies of all contracts, agreements and other instruments having a value in excess of $5,000.00 referred to in
          Schedule 3.08;

          3.08.03. True and correct written descriptions of all service, material supply, distribution, agency, financing or other arrangements or understandings referred to in Schedule 3.08 involving an obligation on the part of the Company in excess of $5,000.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Agreement, to the Knowledge of the Company and the Stockholder, no other party to any such contract, agreement, instrument, leases, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license contained in the Schedules hereto is in full force and effect and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. Each such service, supply, distribution, agency, financing, or other arrangement or understanding contained in the Schedules hereto is a valid and continuing arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; neither the Company, the Stockholder, nor any other party to any such arrangement or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way contained in the Schedules hereto, except for matters which, in the aggregate, would not have a Material Adverse Effect. The Company is not a member of a customer or user organization or of a trade association which relationship would be materially affected by the execution and performance of this Agreement.

     3.09. Compliance With Laws. The Company has complied with, and is not in violation of any (i) term or provision of its Certificate of Incorporation or Bylaws; or (ii) to the Company's and the Stockholder's Knowledge term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance; (iii) to the Company's and the Stockholder's Knowledge any Health Care Law; or (iv) or the Company's and the Stockholder's Knowledge, foreign, United States, state or local statutes, laws, rules, or regulations.

     3.10. Financial Condition. The Company has delivered to Ace true and correct copies of the following: the balance sheet ("the Company's Last Balance Sheet") dated as of December 31, 1998 ("the Company's Last Balance Sheet Date"), and an unaudited income statement and unaudited consolidated statement of the Company for the twelve month period ended December 31, 1998. Each such balance sheet presents fairly the financial condition, assets and liabilities of the Company as of its date; each such statement of income presents fairly the results of operations of the Company for the period indicated. The financial statements referred to in this Section 3.10 have been prepared in accordance with GAAP and all applicable laws and government regulations, consistently applied throughout the periods involved, are correct and complete in all material respects, and are in accordance with the books and records of the Company.

     3.11. Permits and Licenses. The Company has all permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authorizations. All permits, licenses, and other similar authorizations necessary for the conduct of the Company's business as now being conducted by it are as set forth in Schedule 3.11. Except as set forth in
Schedule 3.11, no royalties, commissions, or fees are payable by the Company to any person by reason of the ownership or use of any intangible property. The Company is the sole and exclusive owner of all of its assets, does not use any of its assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as set forth in
Schedule 3.11, there are no material licenses, sub-licenses, or agreements relating to the use of any intangible property now in effect, and the Company and the Stockholder have no Knowledge that any intangible property is being infringed by others. Except as listed in Schedule 3.04, no claim that would have a Material Adverse Effect on the business of the Company is pending or, to the Knowledge of the Company, threatened, or has been made since the Company's inception to the effect that, nor does the Company have any Knowledge that the operation of the Company's business or any method, process, part, or material that the Company employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

     3.12. Properties. The Company has good and marketable title to all properties and assets used in its business or owned by it (except such real and other property and assets as are held pursuant to leases or licenses described in Schedule 3.12), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are disclosed in Schedule
3.12 or disclosed on the Company Last Balance Sheet of December 31, 1998).

     3.12.01. Attached as Schedule 3.12 is a true and complete list of all properties and assets owned, leased, or licensed by the Company having an individual or aggregate value of $5,000 or more, including with respect to such properties and assets leased or licensed by the Company, a description of such lease or license. All such properties and assets owned by the Company are reflected on the Company Last Balance Sheet. All properties and assets owned, leased, or licensed by the Company are in good and usable condition (reasonable wear and tear, which is not such as to have a Material Adverse Effect on the operation of the business of the Company, excepted);

     3.12.02. The properties and assets owned, leased, or licensed by the Company constitute all such properties and assets which are necessary to the business of the Company as presently conducted or as it contemplates conducting;

     3.12.03. No real property owned, leased or licensed by the Company lies in an area which is, to the Knowledge of the Company or any Stockholder, or will be subjected to zoning, use or building code restrictions which would prohibit, and no stated facts relating to the actions or inaction of another person or entity of his or its ownership, licensing, leasing, or use of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, licensing or use of such real property in the business in which the Company is now engaged or the business in which it contemplates engaging; and

     3.12.04. All accounts and notes receivable reflected on the Company Last Balance Sheet, and arising since the Last Balance Sheet Date, have been collected, or are and will be good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, offset, or setoff on the part of the obligor, and, if not collected, can reasonably be anticipated to be paid within 90 days of the date incurred. Furthermore, Company specifically represents and warrants account receivables of Company representing Seven Hundred Fifty Thousand and no/100 ($750,000.00) Dollars of said receivables are collectible within 180 days of the date of Closing. There has been no claim of credit or offset relating to the receivables of the Company by any debtor of Company. Ace shall have the right to offset an amount payable due under the Long Term Note, after 180 days of the date of Closing, and upon the written mutual consent of the Parties, equal to the amount of Company receivables warranted in this provision minus the amount of pre-Closing receivables actually collected by Ace. Ace shall use its best faith effort and customary and standard collection procedures in collecting the Company receivables.

     3.13. Hazardous Materials. Except as disclosed on Schedule 3.13, the Company is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that the Company's business has involved the possession, transportation, or disposal of hazardous materials, to the best of the Company's and the Stockholder's Knowledge the Company has complied with any and all applicable laws, ordinances, rules, and regulations and has not and will not be the basis of any claim or proceeding against, or any liability of, the Company with respect to the period prior to the Closing. To the Knowledge of the Company and the Stockholder, no employee of the Company has been exposed to hazardous materials such that exposure could cause damage to such employee.

     3.14.  Interest in Competitors.   Except as set forth in Schedule 3.14 to
this Agreement, no shareholder, officer, director, or employee of the Company, nor any spouse or child of any shareholder, officer, director, or any employee with authority to enter into contracts on behalf of the Company, has any direct or indirect interest in any competitor, supplier, or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

     3.15. Tax and Other Liabilities. The Company does not have any present liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers, which could have a Material Adverse Effect upon the Company, other than the following:

          (i) Liabilities for which full provision has been made on the Company Last Balance Sheet as of the Company Last Balance Sheet Date; and

          (ii) Other liabilities arising since the Company Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Company or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set forth as provisions for taxes on the Company Last Balance Sheet are sufficient for all accrued and unpaid taxes of the Company, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the Company Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal years prior thereto. All due tax liability is made and kept current by the Company as of the Closing. The Company has filed all applicable tax returns required to be filed by it or has obtained applicable extensions and are not delinquent with respect to such extensions; have paid (or have established on the Company Last Balance Sheet a reserve for) all taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises, which are due and payable and have delivered to the Company a true and correct copy of any report as to adjustments received by the Company from any taxing authority during the past five years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending.

     3.16.  Changes or Events.   Except as set forth in Schedule 3.16, since the
Company's Last Balance Sheet Date, none of the following has occurred:

        3.16.01. Any material transaction by the Company not in the ordinary course of business involving amounts in excess of $5,000;

        3.16.02. Any material capital expenditure by the Company involving amounts in excess of $5,000;

        3.16.03. Other than in the ordinary course of business, any changes in the condition (financial or otherwise), liabilities, assets, or business or in any business relationships of the Company, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.04. The destruction of, damage to, or loss of any asset of the Company (regardless of whether covered by insurance) that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.05. Any labor disputes that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

        3.16.06. Except as listed on Schedule 3.16., there have been no changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company, except for any such changes as were required by law;

        3.16.07. Other than in the ordinary course of business, any increase in the salary or other compensation payable or to become payable by the Company to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

        3.16.08. The material amendment or termination of any material contract, agreement, or license to which the Company is a party, except in the ordinary course of business;

        3.16.09. Any loan by the Company to any person or entity, or the guaranteeing by the Company of any loan other than loans made in the ordinary course of business;

        3.16.10. Any mortgage, pledge, UCC financing statement or other encumbrance of any asset of the Company except in the ordinary course of business;

        3.16.11. The waiver or release of any right or claim of the Company, except in the ordinary course of business;

        3.16.12. Any other events or conditions of any character within the Knowledge of the Company and the Stockholder that, when considered individually or in the aggregate, have or might reasonably be expected to have a Material Adverse Effect;

        3.16.13. Any loss or, to the Knowledge of the Company or the Stockholder, any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by the Company which loss has had or upon occurrence might reasonably be expected to have a Material Adverse Effect;

        3.16.14. To the Knowledge of the Company and the Stockholder, any statute, regulation, order, ordinance or other law the adoption or rescission of which might reasonably be expected to have a Material Adverse Effect;

        3.16.15. Any failure on the part of the Company to operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

        3.16.16. Any action taken or omitted to be taken by the Company which would cause (after lapse of time, notice or both) the breach, default, or acceleration of any right, contract, commitment, or other obligation of the Company which would have a Material Adverse Effect; or

        3.16.17. Any agreement by the Company to do any of the things described in the preceding clauses 3.16.01 through 3.16.16.

    3.17.      No Defaults.   Except as set forth in Schedule 3.17, the
consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of the Company that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of the Company or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Company is a party or by which the Company or its assets are bound; (iii) an event that will not be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Company's assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or profession of health care and any profession related to health care, of any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Company is subject.

    3.18. No Prohibited Payments. Neither the Company nor any employee, or agent of the Company, has made or authorized any payment of funds of the Company or on behalf of the Company prohibited by law and no funds of the Company have been set aside to be used for any payment prohibited by law.

    3.19. Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate prepared by the Company pursuant hereto and no statement made or other document prepared by the Company and furnished to Ace by the Company contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

    3.20. Excluded Liabilities. Ace shall not assume, nor in any event be liable for, any Excluded Liability, a list of which is set forth in Schedule 3.20, or any undisclosed debt, claim or liability of which Company or Stockholder had Knowledge prior to the Closing.

    4. Representations and Warranties of Ace. Ace hereby agrees, represents, and warrants to the Stockholder, on the date of this Agreement and on the Closing Date, as follows:

    4.01. Organization.   Ace is a corporation duly organized, validly existing,
and in good standing under the laws of the State of Texas and authorized to carry on business in the State of Louisiana and in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of it business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

    4.02. Due Authorization; Third Party Consents.   Ace has the right, power,
legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as set forth on Schedule 4.02 to this Agreement, no approval or consent of any person other than Ace is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by Ace has been duly authorized by its board of directors and no other corporate proceedings on the part of Ace are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of Ace, and is valid and enforceable against Ace in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and (iii) any court or administrative body may refuse to enforce the choice of law provision of Section 9.11 of this Agreement.

    4.03. No Violation.   The consummation of the transactions contemplated by
this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of Ace that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of Ace or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Ace is a party or by which Ace or the property of Ace is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which Ace is subject.

    4.04. Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate prepared by Ace pursuant hereto and no statement made or other document prepared by Ace and furnished to the Company by Ace contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

    5. Conditions to Obligations of Ace. The obligations of Ace under this Agreement are subject, at the option of Ace, to the following conditions:

    5.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Company or the Stockholder contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made by Company or such Stockholder on the part of Company or any Stockholder. As of the Closing, the Company and the Stockholder shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement and Ace shall have received certificates signed by the Stockholder dated the date of the Closing to that effect, substantially in the form of
Schedule 5.01. The representations and warranties made by the Company or the Stockholder herein shall survive the Closing. Any breach of any representation or warranty made herein shall give rise to a right of offset upon the mutual written consent of both parties.

    5.02. Other Closing Documents. Company and the Stockholder shall have delivered to Ace at or prior to the Closing such other documents as Ace may reasonably request in order to enable Ace to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    5.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Ace, and the Company shall have furnished such counsel for Ace such documents for the purpose of enabling them to pass upon such matters.

    5.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto, except as listed in Schedule 3.04.

    5.05. No Governmental Action. There shall not have been any notice given or any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, Ace determines that:

    5.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    5.05.02. Results in a delay which affects the ability of Ace to consummate any of the transactions contemplated by this Agreement;

    5.05.03. Requires the divestiture by Ace of a material portion of the business of either Ace taken as a whole, or of the Company taken as a whole; and

    5.05.04. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Ace of the transactions contemplated by this Agreement.

    5.06. Contractual Consents Needed. The parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    5.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    5.08. Board and Shareholder Approval.   The Board of Directors of the
Company shall have approved the transactions contemplated herein.

    5.09. Legal Opinion. Ace shall have received the opinion of Benckenstein & Oxford, L.L.P., dated the date of the Closing, in the form of Schedule 5.09 attached hereto.

    6. Conditions to Obligations of The Company. The obligations of the Company under this Agreement are subject, at the option of the Company, to the following conditions:

    6.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Ace contained in this Agreement shall be accurate when made and, in addition, shall be materially accurate as of the Closing as though such representations and warranties were then made by Ace on the part of Ace. As of the Closing, Ace shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with at or before such time by this Agreement and the Company shall have received certificates signed by the officers of Ace dated the date of the Closing to that effect, substantially in the form of Schedule 6.01.

    6.02. Other Closing Documents. Ace shall have delivered to the Company, at or prior to the Closing, such other documents as the Company may reasonably request in order to enable the Company to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

    6.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to the Company and Ace shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

    6.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

    6.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the Company:

    6.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    6.05.02. Results in a delay which affects the ability of the Company to consummate any of the transactions contemplated by this Agreement;

    6.05.03. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Company or the Stockholder of the transactions contemplated by this Agreement.

    6.06. Contractual Consents Needed. The Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

    6.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the Parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the Parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

    6.08. Board Approval. The Board of Directors of Ace shall have approved the transactions contemplated herein.

    6.09. Legal Opinion. Company shall have received the opinion of Caire, Gregorie & Whitehead, dated the date of the Closing, in the form of Schedule
6.09 attached hereto.

    7.    Covenants and Agreements of the Company.   The Company covenants and
agrees as follows:

    7.01. Public Statements. Before the Company shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, the Company shall cooperate with Ace, shall furnish drafts of all documents or proposed oral statements to Ace for comment, and shall not release any such information without the written consent of Ace. Nothing contained herein shall prevent the Company from furnishing any information to any governmental authority if required to do so by law, with the exception of consents more fully described in
7.06 of this Agreement.

    7.02. Consents Without any Condition. The Company shall not make any agreement or understanding with a third party not in the ordinary course of business without approval in writing by Ace.

    7.03. Access.   The Company  will afford the officers, counsel, agents,
investment bankers, accountants, and other representatives of Ace, free and full access to the plans, properties, books, and records of the Company; will permit them to make extracts from and copies of such books and records; and will from time to time furnish Ace with such additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company as Ace from time to time may request. The Company will also cause the public accountants of the Company to make available to Ace and its public accountants the work papers relating to the audits of the Company.

    7.04. Conduct of Business. The Company will use its best efforts to conduct its affairs so that at the Closing, no representation or warranty of the Company will be inaccurate, no covenant or agreement of the Company will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of the Company.

    7.05. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, the Company will immediately advise Ace in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    8.    Covenants and Agreements of Ace.   Ace covenants and agrees as
follows:

    8.01. Public Statements. Before Ace shall release any information concerning this Agreement or the transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, Ace shall cooperate with the Company, shall furnish drafts of all documents or proposed oral statements to the Company for comments, and shall not release any such information without the written consent of the Company. Nothing contained herein shall prevent Ace from furnishing any information to any governmental authority if required to do so by law. In the event Ace and the Company have not completed the terms of this Agreement, both Ace and the Company shall not disclose any information concerning this Agreement to any third party, except as more fully described in Section 8.01 of this Agreement.

    8.02. Conduct of Business. Ace will conduct its affairs so that at the Closing no representation or warranty of Ace will be inaccurate, no covenant or agreement of Ace will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Ace.

    8.03. Notice of Changes. Until the Closing or the earlier rightful termination of this Agreement, Ace will immediately advise the Company in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an exhibit or schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

    9.    Miscellaneous.

    9.01. Brokerage and Other Fees. The parties agree that there are no brokerage arrangements or fee obligations, in writing or otherwise, with respect to the transactions set forth in this Agreement. Each party shall be responsible for the fees of their respective professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses except Ace agrees to pay for the preparation of the necessary transfer documents to accomplish the transactions herein.

    9.02. Further Actions. At any time and from time to time, the parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

    9.03. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, the parties shall be entitled before, and only before, Closing, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement; and in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

    9.04. Modification. The Agreement and the schedules and exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.


    9.05. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier services, by telecopy (confirmed by telephone within twenty-four (24) hours following receipt thereof), or by registered or certified mail, (postage prepaid, return receipt requested) to the respective parties at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section11.06):

          (a)  If to Ace:

               Ace Drug Medical Equipment, Inc.
               800 West 34/th/ Street, Suite 100
               Austin, Texas 78705
               Attention: Terry Huckabee

               with copy to:

               Benckenstein & Oxford, L.L.P.
               Two Post Oak Central
               1980 Post Oak Boulevard, Suite 1600
               Houston, Texas 77056
               Attention: Dale Jefferson

          (b)  If to Terry Huckabee

               Terry Huckabee
               800 West 34/th/ Street, Suite 100
               Austin, Texas 78705

               with copy to:

               Benckenstein & Oxford, L.L.P.
               Two Post Oak Central
               1980 Post Oak Boulevard, Suite 1600
               Houston, Texas 77056
               Attention: Dale Jefferson


          (c)  If to Stockholder

               Amedisys, Inc.
               3029 S. Sherwood Forest Blvd.
               Suite 300
               Baton Rouge, Louisiana 70816
               Attention: Larry Graham

               with copy to:

               Amedisys, Inc.
               3029 S. Sherwood Forest Blvd.

               Suite 300
               Baton Rouge, Louisiana 70816
               Attention: Michael D. Lutgring, Esq.


    9.06. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

    9.07. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party's respective successors, assigns, heirs, and personal representatives.

    9.08. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

    9.09. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

    9.10. Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    9.11. Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Louisiana without giving effect to conflict of laws.

    9.12. Indemnification by the Stockholder. The Stockholder shall indemnify, defend and hold harmless Ace and each of its officers, directors, agents and affiliates from and against any damage, loss, claim, liability (including without limitation, the Excluded Liabilities), cost or expense, including fees and disbursements of counsel, accountants, experts and other consultants (collectively, "Damages"), resulting from, arising out of, based upon or occasioned by the operation of the Company prior to the Closing, any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of, the Company or the Stockholder contained herein ("Other Liabilities") in excess of the aggregate sum of $5,000.

    9.13. Indemnification Procedures. Promptly after receipt by Ace (the "Indemnitee"), of notice of any action, suit, proceeding, audit, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification for damages pursuant to Section 9.13, the Indemnitee shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Circumstance in reasonable detail; provided, that failure of an Indemnitee to give such notice to the Indemnitor shall not relieve the Indemnitor from any of its indemnification obligations hereunder unless (and then only to the extent) that the failure to give such notice prejudices the defense of the Circumstance by the Indemnitee. Such Indemnitor shall have the right, at its option and upon its acknowledgment to the Indemnitee of Indemnitor's liability to indemnify Indemnitee in respect of such asserted liability, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, that any such compromise (i) shall include as an unconditional term thereof, the giving by the claimant or the plaintiff to such Indemnitee of a release from all liability in respect of such claim and (ii) shall not result in the imposition on the Indemnitee of any remedy other than monetary damages to be paid in full by the Indemnitor pursuant to this Section 9.14. If any indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnitee of its intention to do so, and the Indemnitee agrees to, and to cause its own independent counsel to, cooperate fully with the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. All reasonable out-of-pocket costs and expenses incurred by the Indemnitee in connection with such cooperation (including, without limitation, the reasonable fees and expenses of the Indemnitee's own independent counsel) shall be borne by the Indemnitor. In any event, the Indemnitee shall have the right to participate with its own counsel (the reasonable fees and expenses of which will be borne by Indemnitor) in the defense of such asserted liability; provided that if with respect to a Circumstance, Indemnitor shall have acknowledged Indemnitor's liability to indemnify Indemnitee if and to the extent of any loss arising out of such Circumstance and Indemnitor shall be diligently defending such matter, Indemnitor shall not be obligated to indemnify Indemnitee for the cost of Indemnitee's participation in such defense, including Indemnitee's attorney's fees. Under no circumstances shall the Indemnitee compromise any such asserted liability without the written consent of the Indemnitor (which consent shall not be unreasonably withheld), unless the Indemnitor shall have failed or refused to undertake the defense of any such asserted liability after a reasonable period of time has elapsed following the notice of a Circumstance received by such Indemnitor pursuant to this Section 9.14.

    9.14. Other Indemnification Provisions. The foregoing indemnification provisions under this Section 9 are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant.

    9.15 Opportunity to Cure: Upon the occurrence of a Default hereunder, the defaulting Party shall be entitled to a period of twenty (20) days from the receipt of notice (pursuant to Section 9.05) from the non-defaulting Party, of said Default, in which to cure said Default. The notice shall set forth specifically the nature of the Default.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

                              ACE DRUG MEDICAL EQUIPMENT, INC.


                              By:
                                 -------------------------------------
                                        Terry Huckabee, President

                              Guarantor


                              ----------------------------------------
                                         TERRY HUCKABEE

                              AMEDISYS DURABLE MEDICAL EQUIPMENT, INC.


                              By:
                                 --------------------------------------
                                   Larry Graham, Vice President


                              AMEDISYS, INC.

                              By:
                                 ---------------------------------------
                                 Larry Graham, Senior Vice President -
                                   Operations

                               LIST OF SCHEDULES

Schedule No.    Schedule Description
------------    --------------------

2.01            Stock Power

2.02(ii)        Form of Long Term Note

2.02(iii)       Form of Short Term Note

3.01            Organization and Qualification

3.03            Authorizations and Third Party Consents

3.04            Litigation

3.05            Employees and Compensation

3.06            Violations of Employee Contracts

3.07            Insurance

3.08            Contracts, Agreements and Instruments

3.11            Permits and Licenses

3.12            Properties

3.13            Hazardous Materials

3.14            Interest in Competitors

3.16            Changes or Events

3.17            Defaults

3.20            Excluded Liabilities

4.02            Authorizations and Third Party Consents

5.01            Amedisys, Inc. Closing Certificate

5.09            Legal Opinion of Benckenstein & Oxford, L.L.P.

6.01            Ace Drug Medical Equipment, Inc. Closing Certificate

6.09            Legal Opinion of Michael D. Lutgring